Sub-License Agreement
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         THIS AGREEMENT, is made by and between First Trust Advisors, L.P.
("FTA"), whose principle offices are located at 1001 Warrenville Road, Suite 300, Lisle, IL 60532 and First Trust Value Line(R) Dividend Index Fund ("Sub-Licensee"), whose principal offices are located at 1001 Warrenville Road, Suite 300, Lisle, IL 60532.

         WHEREAS, Value Line Publishing, Inc. ("VLPI"), 220 East 42nd Street, New York, New York 10017 and FTA have previously entered into a separate agreement dated May 22, 2006, including all amendments, exhibits and schedules thereto ("License Agreement") concerning use of the Ranks and Marks in relating to the products described in Exhibit B.2 to the License Agreement ("Products");

         WHEREAS, VLPI is a publisher of financial and business information and compiles, calculates and owns all rights in its indexes, ranks and proprietary ranking systems as defined in the License Agreement (collectively, the "Ranks");

         WHEREAS, VLPI owns and uses in commerce the registered and common law trade or service names or marks listed in Exhibit A of the License Agreement (collectively, the "Marks");

         WHEREAS, FTA seeks to sublicense the Ranks and Marks to First Trust Value Line(R) Dividend Index Fund pursuant to the terms and conditions of this Agreement; and

         WHEREAS, Sub-Licensee is a necessary participant in the Products.

         NOW THEREFORE, in consideration of the premises and the mutual covenants and conditions herein contained, Sub-Licensee and FTA, intending to be legally bound agree as follows:

           Section 1. Scope of Sub-License. FTA hereby grants to Sub-Licensee a non-exclusive and non-transferable sublicense to the Ranks and Marks in connection with the First Trust Value Line(R) Dividend Index Fund, a series of the First Trust Exchange-Traded Fund. Sub-Licensee hereby acknowledges that it has received, reviewed and understands the License Agreement entered into between FTA and VLPI relating to use of the Ranks and Marks. Except as noted herein, Sub-Licensee hereby agrees to obligate itself to all the terms, conditions and obligations of that License Agreement as if Sub-Licensee were the Licensee under the Agreement. Sub-Licensee agrees that VLPI may exercise any rights against Sub-Licensee (including, for example, limitation of liability or indemnification rights) VLPI has against FTA to the same extent as if Sub-Licensee were directly contracting VLPI. Sub-Licensee agrees it will not assert against VLPI any defense, claim, or right Sub-Licensee may have against FTA, including those of set-off, abatement, counterclaim, contribution or indemnification.

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           Section 2. Term. The Term of this Sub-License Agreement automatically terminates, without Notice, if the Term of the License Agreement terminates for any reason.

         IN WITNESS WHEREOF, the parties hereto have caused this Sub-License Agreement to be executed by their duly authorized officers.

First Trust Advisors L.P. (Licensee)

By: /s/ James A. Bowen
    ----------------------------------------
    James A. Bowen, President


Date: October 4, 2006
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First Trust Value Line(R) Dividend Index Fund (Sub-Licensee)

By: /s/ James A. Bowen
    ----------------------------------------
    James A. Bowen, President


Date: October 4, 2006
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